Exhibit 107

Calculation of Filing Fee Tables

FORM S-8

(Form Type)

Mawson Infrastructure Group Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.001 par value	Other	15,000,000	$1.49	(2)	$22,350,000.00	$0.0001476	$3,298.86
Total Offering Amounts						$22,350,000.00		$3,298.86
Total Fee Offsets								-
Net Fee Due								$3,298.86

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock, par value $0.0001 per share (“Common Stock”), of Mawson Infrastructure Group Inc. (the “Registrant”) that become issuable under the Mawson Infrastructure Group Inc. 2024 Omnibus Equity Incentive Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction that increases the number of the outstanding shares of the Common Stock. In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement shall also cover an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act. The proposed maximum offering price per share is based on the average of the high and the low prices per share of Common Stock as reported on The Nasdaq Capital Market on June 18, 2024, which date is within five business days prior to the filing of this Registration Statement.